Exhibit 99.2

Dyadic Provides Additional Information Regarding Facts Surrounding Investigation and Releases Independent Investigative Report

JUPITER, Fla – March 4, 2008 – Dyadic International, Inc. (the “Company”, "Dyadic", "we", "us" or "our") today provided certain information, in a "Question & Answer" format, concerning the previously disclosed alleged fraudulent and improper activities at the Company's Asian operations, the investigation of those activities conducted by Moscowitz & Moscowitz, P.A., special counsel to the Audit Committee of the Company's Board of Directors, and certain related and other matters.

Questions & Responses

1.	What happened in April 2007?

In April 2007, Robert Smeaton, the managing director of the Company's wholly-owned Asian subsidiary, Puridet (Asia) Limited ("Puridet"), unexpectedly died of an apparent heart attack.  Wayne Moor, then the Chief Financial Officer of the Company, flew to Hong Kong that same week to assist in finding a replacement managing director and to attend to related matters.  Shortly after the death of Mr. Smeaton and Mr. Moor's arrival in Hong Kong, the Company received a series of "whistleblower" email communications (the "2007 Whistleblower Emails") directed to Mark Emalfarb, the then Chief Executive Officer and Chairman of the Board of Directors (the "Board") of the Company, alleging and describing certain fraudulent and improper activities that had been and were being perpetrated by Mr. Smeaton and other senior management of Puridet against Dyadic.  These emails made allegations that Puridet’s Dong Guan factory was riddled with corruption, such as value added tax ("VAT") fraud, kickbacks, product theft and skimming. When asked by the Audit Committee of the Board (the "Audit Committee"), Mr. Emalfarb said that he had received previous anonymous "whistleblower" e-mail communications alleging corruption in the Company's Dong Guan factory and the use of a company named "South Dragon" by Puridet management.  Those emails were dated December 2003 and early 2004 and Mr. Emalfarb provided the Company with copies of them shortly after his discussion with the Audit Committee in April 2007.

a.	What did the Company do in response and why?

The Audit Committee, consisting entirely of independent, non-management directors, upon the advice of counsel, initiated an independent investigation of the facts surrounding the possible fraud and improprieties involving Puridet.  Because Mr. Emalfarb had previously received whistleblower email communications alleging similar fraudulent and improper activities and did not advise the Board (or any Committee of the Board) of these communications until after he received the 2007 Whistleblower Emails, the Audit Committee also asked Mr. Emalfarb to take a voluntary leave of absence from all of his officer, director and Board chairman duties pending the completion of the Audit Committee's independent investigation.

b.	Who performed the investigation?

The Audit Committee selected and engaged Moscowitz & Moscowitz, P.A. ("Moscowitz & Moscowitz") to conduct the investigation.  Following its investigation, Moscowitz & Moscowitz produced a detailed independent report of its findings and conclusions (the "Moscowitz Report").  Moscowitz & Moscowitz is a highly respected law firm based in Miami, Florida.  Both of its partners, Jane W. Moscowitz and Norman A. Moscowitz, are former federal prosecutors.  They both have conducted numerous white collar civil and criminal investigations, as well as internal corporate investigations, during their 30-year legal careers.

c.	Why and how was Moscowitz & Moscowitz hired? What was the scope of their engagement?

The Audit Committee interviewed a number of law firms and, on May 14, 2007, engaged Moscowitz & Moscowitz based upon its independence, relevant experience and reputation.  The Company, the Audit Committee and Moscowitz & Moscowitz performed an extensive conflict check to ensure that Moscowitz & Moscowitz was independent, had no prior attorney-client relationships or conflicts with respect to the Company, any of its officers, directors or employees, including Mr. Emalfarb, and the investigation.  The Audit Committee, not Company management, supervised and oversaw the Moscowitz & Moscowitz engagement and the investigation.

Moscowitz & Moscowitz was engaged to conduct an independent investigation regarding the alleged improprieties concerning Puridet, including, specifically, to determine whether any officers or employees of the Company participated in these improprieties and/or failed to disclose them.

d.	How did Moscowitz & Moscowitz obtain information for the investigation?

Prior to the engagement of Moscowitz & Moscowitz, the Company engaged Kroll, Inc. ("Kroll") to image the Company's computers, the personal computers of the Company's employees at its Asian operations and the computers at the Jupiter, Florida headquarters of the Company, as well as additional work computers provided by Mr. Emalfarb, in order to collect and preserve evidence.  Moscowitz & Moscowitz engaged Kroll to search the computer records and database established by the imaging performed earlier to facilitate the investigation.

Kroll is one of the world's leading risk management companies.  Kroll, which was founded as an investigation firm with corporate internal investigations at the heart of its business, has many years of experience assisting businesses, financial institutions and major non-profit organizations in such matters as investigating internal fraud, as well as violations of law, regulations and corporate policies.  Kroll's worldwide presence, including a number of Asian offices, allowed it to effectively and efficiently image and search the computer data base of the Company and Puridet.

Moscowitz & Moscowitz reviewed thousands of documents, including those found on the computers of the Company and Puridet with Kroll's assistance.  Moscowitz & Moscowitz also interviewed many of the current and former officers, directors, employees and outside professionals of the Company and Puridet.

e.	What facts were uncovered during the investigation?

During the investigation, it was discovered that Puridet's then largest customer, an entity called "Pui Shing," was in fact a dummy company, used by Smeaton and others to accumulate product sales to numerous small cash-paying Chinese customers who sought to avoid the required reporting obligations associated with the payment of VAT under the laws of China.  Pui Shing represented approximately 25% of Puridet's reported net sales for 2006 (of approximately $6.1 million) and approximately 33% of the Company's net accounts receivable at December 31, 2006 (of approximately $1.7 million).  Pui Shing was reflected on Puridet's books as a single customer (with the sales to the numerous Chinese customers reflected only on Pui Shing's books).  In reality, Pui Shing was run out of Puridet:  its blank letterhead and envelope formats, as well as correspondence and certain of its financial statements, were all found on Puridet's computers.  In fact, Puridet's financial statements showed that an entity called "South Dragon," which previously had been Puridet’s largest customer, stopped “buying” from Puridet in July 2004, the same month sales to Pui Shing began.  The investigation also discovered that, prior to Pui Shing, South Dragon was another dummy entity similarly used to cover up numerous small cash sales from Chinese customers seeking to avoid the required reporting associated with Chinese VAT taxes.

f.	What were the conclusions of the Moscowitz Report?

The Moscowitz Report concluded that, since 1998 (when Puridet was acquired), Mr. Emalfarb was aware of and condoned financial improprieties, such as off-book transactions, and was later involved in structuring one of the "dummy" customer entities (South Dragon), which was used by Puridet as the nominal purchaser and seller of the Company's products to Chinese customers in a scheme designed to avoid reporting obligations regarding the payment of VAT under the laws of China on such transactions.

The Moscowitz Report further concluded that Mr. Emalfarb failed to report these facts to the Company's auditors and, when questioned by them, had characterized the whistleblower email communications he received in late 2003 and 2004 in a misleading and deceptive manner designed to avoid further inquiry or investigation into the allegations in the emails.

The Moscowitz Report also concluded that no other current officers or employees of the Company were aware of or participated in any of the improprieties investigated.

g.	What did the Company do with the Moscowitz Report?

Moscowitz & Moscowitz provided a full report and presentation to the Audit Committee regarding its investigation and conclusions, including the written Moscowitz Report.  Based upon this (and the advice of counsel and other facts and circumstances it deemed relevant), the Audit Committee recommended to the full Board that Mark Emalfarb be terminated for cause under his employment agreement with the Company.  Based upon this recommendation (and the advice of counsel, the Moscowitz Report and other facts and circumstances it deemed relevant), on September 20, 2007, a Special Committee of the Board,  consisting entirely of independent, non-management directors and designated specifically for this purpose (the "Special Board Committee"), after providing Mr. Emalfarb and his counsel with an opportunity to present his position on the matter, authorized Mr. Emalfarb's termination for cause as the Company's Chief Executive Officer and President under his employment agreement.  The termination was effectuated on September 24, 2007.

h.	Was Mark Emalfarb interviewed and permitted to respond?

Yes.  Mr. Emalfarb was interviewed and submitted documents to Moscowitz & Moscowitz in connection with its investigation.  He was interviewed by Moscowitz & Moscowitz on two separate occasions, was accompanied by his counsel in each interview and was provided with a full and fair opportunity to respond to questions and to present his understanding of the facts and circumstances surrounding the alleged improprieties.  Per the terms of his employment agreement with the Company, Mr. Emalfarb and his counsel appeared at a meeting of the Special Board Committee to present his position.  Mr. Emalfarb's counsel requested a copy of the Moscowitz Report before that appearance and the Special Board Committee agreed to provide it to him on the condition that a confidentiality agreement first be signed to protect the Company and its stockholders.  The Special Board Committee provided such an agreement, but it was not signed and, as a result, the Moscowitz Report was not delivered prior to Mr. Emalfarb's appearance before the Special Board Committee.

i.	Can I see the Moscowitz Report?

For the reasons noted under question "j" below, the Company's Executive Committee of the Board (the "Executive Committee") has determined to make the Moscowitz Report available in its entirety (including all exhibits to the report) on the Company's website, at www.dyadic.com.  In addition, the Moscowitz Report (without exhibits) has been filed as an exhibit to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 4, 2008.

j.	Why hasn't the Moscowitz Report been made publicly available before now?

The Moscowitz Report was prepared and presented as an attorney-client privileged and confidential report from Moscowitz & Moscowitz (as special counsel to the Audit Committee) to the Audit Committee (as the client of Moscowitz & Moscowitz).  The findings and conclusions of the Report were considered and utilized by the Audit Committee in making its determinations and recommendations with respect to and as a result of the investigation.  Over the past several months, as a consequence of audit inquiries, liability insurance questions, third party requests and the due diligence inquiries of certain interested parties in the Company's ongoing strategic value maximization process, the Company has made available all or certain portions of the Moscowitz Report to selected third parties subject to confidentiality obligations.  Accordingly, counsel to the Company has determined that the attorney-client privilege with respect to the Moscowitz Report likely has been compromised.

The Company, by and through members of its Executive Committee and management, also has received numerous inquiries regarding the Moscowitz Report (including requests from stockholders to review a copy of the complete report).  The Company is also concerned that there is significant misinformation in the market regarding the Moscowitz Report and related matters (including some of the matters addressed in the responses to the questions listed above).  Accordingly, after due consideration, the Executive Committee, with the concurrence of the Audit Committee, concluded that it was in the best interests of stockholders to make the Moscowitz Report available for review by all of the Company's stockholders.

2.	What lawsuits and claims have been brought by Mark Emalfarb against the Company?

As previously disclosed in the Company's Current Reports on Form 8-K filed on October 1, 2007, October 24, 2007, November 19, 2007 and December 28, 2007, Mr. Emalfarb has filed the following lawsuits and actions against the Company:

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Arbitration Proceeding – In September 2007, Mr. Emalfarb commenced an arbitration proceeding against the Company seeking monetary damages based on his claims for wrongful discharge under his employment agreement and that the Company’s actions defamed him.  An arbitrator was recently selected but no schedule has been set with respect to this proceeding.

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"Books & Records" Action – Mr. Emalfarb filed an action in the Delaware Court of Chancery the day he was terminated for cause seeking an order compelling the Company to give Mr. Emalfarb access to certain documents and information that he contends are books and records of the Company to which he is entitled in his capacity as a director of the Company.  The Company responded that it has or will provide Mr. Emalfarb with all documents to which he is entitled as a director.  On February 19, 2008, the parties settled this matter and the Court approved a Stipulated Order canceling the trial, which was scheduled for February 27, 2008.  As part of the Stipulated Order, the Company agreed to (i) provide Mr. Emalfarb with certain documents to the extent it had not already done so, and (ii) allow Mr. Emalfarb to have an outside vendor perform searches of certain electronically stored materials.  Both the Company and Mr. Emalfarb reserved certain rights under the Stipulated Order, including their rights to seek attorneys’ fees and costs incurred in connection with the action.

•
Petition to Order Annual Meeting – In November 2007, Mr. Emalfarb filed a petition in the Delaware Court of Chancery seeking an order directing the Company to call and hold an annual meeting of its stockholders for the election of directors.  Delaware law permits a stockholder to file a petition in the Chancery Court to compel a Delaware corporation to hold an annual stockholders meeting if an annual meeting has not been held in 13 months.  The Company does not oppose a court order directing the Company to call and hold an annual meeting of stockholders to elect two directors.  The Company, in its answer to Mr. Emalfarb’s petition in this action, joined in his request that the Court enter an order requiring the Company to hold an annual meeting.  The parties disagree about the number of classes of directors that should be elected at an annual meeting and about the appropriate date for such a meeting, and have recently completed briefing on cross-motions for judgment on the pleadings with respect to those issues.  The Court has not yet issued a ruling in this matter.

3.	What lawsuits and claims have been brought by the Company against Mr. Emalfarb? Does the Company intend to pursue any claims against Mr. Emalfarb?

At this time, the Company has not brought any lawsuits or claims against Mr. Emalfarb (including counterclaims to the lawsuits brought by him noted above).  The Company, by and through the Executive Committee with the advice and assistance of counsel, is investigating and considering what, if any, claims the Company may pursue and bring against Mr. Emalfarb.

Depending upon stockholder feedback regarding the information included in this press release, future events and other factors, the Company may provide additional information in a similar "Question & Answer" format in the future.

On March 4, 2008, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, which includes copies of this press release and the Moscowitz Report as exhibits and a discussion of certain other matters.

IMPORTANT NOTICES RE: THIS Q&A AND PRESS RELEASE

The foregoing Questions and Responses ("Q&A") constitute a summary only, do not purport to be complete and are subject to, and qualified (as applicable and appropriate) in their entirety by, the full text of the Moscowitz Report and the more complete disclosures, information and statements included in Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the "SEC") prior to the date of this press release.

Certain of the responses in this Q&A may be deemed to be solicitation material in respect of the election of certain persons who may be nominated for reelection or to replace certain of Dyadic's directors whose terms have expired.  If Dyadic remains subject to the proxy rules of the Securities and Exchange Commission (the "SEC") at the time any forms of proxy, consent or authorization are furnished by the Company to stockholders, such forms of proxy, consent or authorization will be accompanied by a definitive proxy statement and/or related materials.  STOCKHOLDERS OF DYADIC ARE URGED TO READ ANY SUCH PROXY STATEMENT WHEN AND IF IT BECOMES AVAILABLE SINCE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders will be able to obtain such proxy statement/materials, and any other relevant documents, when and if filed with the SEC free of charge at the SEC's website, located at http://www.sec.gov, and Dyadic's stockholders will receive copies of such documents at an appropriate time from Dyadic free of charge.  Dyadic and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Dyadic stockholders in respect of the election of certain persons who may be nominated for reelection or to replace certain of Dyadic's directors whose terms have expired.  Information regarding the directors and executive officers of Dyadic is set forth in Dyadic's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC on April 2, 2007, and Current Reports on Form 8-K subsequently filed with the SEC on April 25, 2007, June 1, 2007, July 9, 2007, September 24, 2007, October 1, 2007, October 24, 2007 and November 19, 2007.  This communication does not constitute a request for a proxy.  THIS DISCLAIMER SHALL NOT BE CONSTRUED AS AN ADMISSION BY THE COMPANY THAT THIS COMMUNICATION (OR ANY PORTION OF IT) CONSTITUTES SOLICITATION MATERIAL OR THAT THIS COMMUNICATION (OR ANY PORTION OF IT) IS BEING FURNISHED TO SECURITY HOLDERS UNDER CIRCUMSTANCES CALCULATED TO RESULT IN THE PROCUREMENT, WITHHOLDING OR REVOCATION OF A PROXY OR VOTE ON ANY MATTER.

About Dyadic International, Inc.

Dyadic International, Inc. is a biotechnology company that uses its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Contact:

Berkman Associates
Investor Relations Counsel to Dyadic International, Inc.
Neil Berkman, 310-826-5051
info@berkmanassociates.com